- 27 - 61177540 v8 7.20.21 Schedule of Exhibits EXHIBIT A: Legal Description of Property EXHIBIT B.1: September 12, 2019, Lease between CB&TC, as landlord, and the Commonwealth of Massachusetts, as tenant. EXHIBIT B.2: September 26, 2019, Lease between CB&TC, as landlord, and the Commonwealth of Massachusetts, as tenant. EXHIBIT B.3: April 7, 2021, License Agreement between Eastern Bankshares, Inc, as licensor, and Sloan et al, as licensee. EXHIBIT C: Lease with Eastern Bank EXHIBIT D: Form of Lease Assignment EXHIBIT E: Representation Update Certificate EXHIBIT F: State Form Tenant Estoppel Certificate; EXHIBIT G: Post-Closing Occupancy Agreement EXHIBIT H: Crocker Design Group, LLC Certificate of Insurance

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("**Agreement**") is made as of the 30th day of September, 2021, by and between EASTERN BANK (the "**Seller**") and HERB CHAMBERS 273 TURNPIKE ROAD, LLC, a Massachusetts limited liability company, or its nominee or assignee (the "**Buyer**").

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. Purchase and Sale of Property.

1.1. Agreement to Buy and Sell. Seller shall sell, and Buyer shall purchase upon the terms, conditions, stipulations and agreements hereinafter set forth herein that certain parcel of land containing approximately 4.87 acres of land, together with the structures thereon, including a five-story office building and a connected three-story office building, with improvements now thereon, and the fixtures belonging to the SELLER and used in connection therewith including, if any, elevators, carpeting, windows and doors, awnings, heating, ventilating and air conditioning systems and conduits, appliances, burners, tanks, fixtures appurtenant to the buildings, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, any equipment or supplies relating to the use, maintenance of the property, fences, gates, trees, shrubs, plants and parking areas with an address of **400 Mystic Avenue, Medford, MA** and more particularly described in **Exhibit A** attached hereto, together with and subject to any and all rights, easements, and privileges presently thereon or appertaining to said land, structures and improvements, fixtures or systems (collectively, the "**Property**"), but excluding and not included are personal property (except as expressly described herein), ATMs and Seller's and Tenants' trade fixtures and items reserved unto the Tenants in the Leases. No rights are being transferred to the Buyer as to business names, logos, trademarks and service marks of Century Bank or Eastern Bank. The Seller may abandon in place some or all its trade fixtures as it wishes. [Title references: Middlesex South District Registry of Deeds at Book 38498, Page 501 and Book 33556, Page 91, and Land Registration Office Document No. 1261764, Certificate of Title No. 168138, Book 970, Page 188.]

1.2. Disclosure - Acknowledgement. The Buyer is aware that the Seller does not currently hold title to the Property and does not have custody or control of the Property. Century Bank & Trust Company ("**CB&TC**") holds title to the Property. This Agreement is conditional upon the Seller acquiring title to the Property. See Section 19 below. If the Seller does not acquire title to the Property for any reason, all Deposits made hereunder shall be refunded to the Buyer by the Escrow Agent and there shall be no recourse between the parties except as to the Buyer's obligations in Sections 5, 5.1, 5.2, 5.3, 5.4 and 5.5 below.

2. Purchase Price.

2.1. Purchase Price. The purchase price for the Property shall be **Twenty Million Five Hundred Thousand Dollars (US $20,500,000.00)** (the "**Purchase Price**") payable by Buyer in the following manner:

$ 500,000.00	to be paid by the Buyer as a deposit by bank issued check or wire transfer upon Buyer's execution of this Agreement (the "**Initial Deposit**") to the Escrow Agent (as hereinafter defined) in accordance with Section 2.2 below;
$ 500,000.00	In the event the Agreement has not been terminated, to be paid by the Buyer by bank issued check or wire transfer prior to the expiration of the Due Diligence Period as set forth below in Section 5 (the "**Additional Deposit**") to the Escrow Agent. The Initial Deposit and Additional Deposit shall collectively be referred to as the "**Deposit**".
$19,500,000.00	to be paid at the Closing, in the manner described in Section 3 below.
US $20,500,000.00	Total

2.2. Delivery of Deposit. Buyer will, within one business day after Buyer's and Seller's execution of this Agreement, deliver the Initial Deposit to Commonwealth Land Title Insurance Company, as escrow agent (the "**Escrow Agent**"). The Deposit shall be held by the Escrow Agent in a non-interest-bearing escrow account in accordance with the terms of this Agreement. The Seller, Buyer and Escrow Agent shall sign a mutually agreeable escrow agreement at the time when this Agreement is signed. Reasonable fees imposed by the Escrow Agent shall be paid one half by the Seller and one half by the Buyer (estimated not to exceed $1,000.00 each). If the Buyer does not terminate this Agreement during the Due Diligence Period, the Deposits are not refundable to the Buyer except as provided in this Agreement.

In the event the Buyer defaults in its obligations under this Agreement and such default by the Buyer is not excused because of a prior default by the Seller, the Deposit shall be paid to Seller, as Seller's sole and exclusive remedy at law or in equity therefor as further provided in Section 12(b) below. At Closing, the Deposit shall be credited against the Purchase Price. If there is a failure of a condition precedent to Buyer's performance hereunder, and Buyer is not in default in its obligations under this Agreement, then the Deposit shall be refunded to Buyer.

3. Payments – Deliveries to and from Escrow. Prior to the Closing, the Buyer and Seller shall sign a closing settlement statement ("**Settlement Statement**") reflecting the closing adjustments and all transactional payments required and shall each deliver a signed copy of the Settlement Statement to each other and the Escrow Agent, which may be delivered electronically. In connection with the Closing and prior to any recording, Buyer shall deliver to the Escrow Agent by wire transfer the balance of the Purchase Price and other amounts due, based on the adjustments and prorations on the Settlement Statement, in immediately available

U.S. good funds. In connection with the Closing, the Seller and Buyer shall deliver forthwith to the Escrow Agent the fully executed documents referenced in sections 7.1 through 7.8. Once the Escrow Agent receives all documents and funds, it shall so advise the parties and record the Deed (as such term is hereinafter defined) and related documents; whereupon the net sale proceeds shall be released without delay from escrow to the Seller. A full set of the documents delivered to escrow shall be distributed via email to the Seller and Buyer.

4. Closing Date. The closing of the purchase and sale of the Property (sometimes referred to herein as the "**Closing**") shall occur on the date which is the later of (a) thirty (30) days after the end of the Due Diligence Period (see Section 5) or (b) thirty (30) days after the Seller gives the Buyer the Ownership Notice (section 19) that the Seller has title to and control over the Property (the "**Closing Date**"), provided however the Closing Date shall not be later than March 1, 2022 (the "**Outside Closing Date**"), unless otherwise agreed to in writing by the parties. With the objective of Closing by December 31, 2021, if the Seller does not take title to the Property until December 2021, the Seller may accelerate the Closing to a date selected by the Seller upon ten (10) days' prior notice to the Buyer. The Closing shall be conducted where mutually agreeable, in the absence of such agreement at the Buyer's attorney's office in Boston, Massachusetts or before 12:00 p.m. ("**Noon**"), on the Closing Date. If the Registry is not open for business on the calculated Closing Date, the Closing shall be at Noon on the next day thereafter when the Registry is open for business. Time is of the essence with respect to the parties' respective obligations hereunder. If the pre-conditions stated in Section 19 have not been concluded by the Outside Closing Date, the Seller may extend the Closing Date for up to sixty (60) days. Notwithstanding anything contained herein to the contrary, at the Buyer's or the Seller's request, the Closing may occur by means of a customary escrow closing through the Escrow Agent that will issue the Buyer's title insurance policy (the "**Closing Title Company**"). In connection with such escrow closing, the parties shall, prior to the Closing Date, deposit the funds and applicable closing documents referenced in Section 7 hereof with the Closing Title Company.

5. Buyer's Evaluation of the Property. The Seller has provided the Buyer with all materials in its possession as of the date of this Agreement regarding the title and physical condition of the Property. The Buyer shall have the period commencing on the Effective Date of this Agreement and continuing until 5:00 pm on the date which is forty-five (45) days after the Effective Date (the "**Due Diligence Period**") to evaluate the Property, subject to extension as set forth in Section 5.1 (a) below, and its suitability for the Buyer's use by performing or causing to be performed any and all due diligence as may be determined by the Buyer in its sole and absolute discretion, which evaluation may include, without limitation, matters related to (a) environmental inspections, (b) appraisals, (c) engineering studies, (d) underwriting analyses, (e) zoning investigations, (e) governmental approvals, (f) utility services studies, and (g) title examinations, title commitment, surveying and ALTA survey, all to be done by the Buyer and at the Buyer's expense. Nevertheless, Buyer shall not conduct any invasive testing without the expressed, written consent from the Seller, which consent shall not be unreasonably withheld. As used herein, "invasive testing" includes removing, sampling or testing of structures, systems, soils or water on the Property or digging or installing wells or pipes of any kind. Because the Seller does not currently own or control the Property and access to and activity on the Property are subject to consent from the current owner until the Seller owns the Property, Buyer's

physical access to the Property prior to the Seller's ownership of the Property shall be only as provided in section 5.1 (a).

5.1 Buyer's Access. (a) The Merger Agreement (paragraph 19 hereinbelow) contains limitations on access to the Property prior to the Seller's ownership. For that reason, access to the Property prior to the Seller's ownership is not allowed, except under one of the following specific arrangements: Not less than ten (10) days before the date when entry is proposed, the Buyer shall provide the Seller in writing with the names and contact information as to each company or person ("Consultant") whom the Buyer wants to enter the Property and details of what activities the Consultant is to perform. Upon receipt of the notice from the Buyer, the Seller shall either (i) defer such entry by the Buyer until the Seller owns the Property by so notifying the Buyer, or (ii) seek consent from CB&TC for such entry, or (iii) engage the Buyer's Consultant in the manner as described below to perform such activities under contract with the Seller, the choice being the Seller's option. If the Seller defers such Buyer's entry or if the Seller asks for but CB&TC denies consent for entry for such activities, the Seller shall so inform the Buyer and the Due Diligence Period for such specific activities shall be extended to expire thirty (30) days after the Seller acquires ownership of the Property. The Seller shall inform the Buyer a soon as it acquires the Property. The Due Diligence Period is not extended as to matters or activities for which entry into the Property is not required or where entry has been made. If the Seller contemplates engaging a Buyer's Consultant under option (iii), the Buyer shall provide the Seller with a copy of the proposed contracts or authorization that the Consultant requires and proof of appropriate insurance coverages as required in section 5.1(c) below. If the Seller is satisfied that the activities are within the scope of section 5 and the terms of any proposed contract are reasonable and the contractor's required insurance coverages are in place, to facilitate its dealings with CB&TC, the Seller may elect to engage such Consultant directly so that entry is made on behalf of and in the name of the Seller. Nevertheless, if the Seller engages the Consultant, all reports, studies and results shall be provided to the Buyer forthwith upon receipt. The Seller is not responsible in any way for the content, completeness or accuracy of any Consultant's reports or conclusions. Because such investigations and studies are to be conducted at the expense of the Buyer, any deposits required and any invoices submitted by each such Consultant shall be paid by the Buyer within the time required by the Consultant's contract and the Buyer shall provide proof of payment to the Seller.

(b) Coordination: Subject to the provisions of section 5.1(a) above, all person with authority to enter the Property shall use concerted and commercially reasonable efforts not to interfere with Seller's, CB&TC's and each of the Tenant's (as such term is hereinafter defined) use and occupancy of the Property. Each person who has been given permission to enter the Property shall, at least forty-eight (48) hours prior to entry, give Seller written or telephonic notice of its intention to conduct any inspections or tests, so that Seller shall have an opportunity (i) to reasonably approve and/or adjust the scheduling of such access to avoid interference with or interruption of Seller's or CB&TC's or Tenants' conduct of business and (ii) to give notice to the Property owner and others and (iii) to have a representative present during any such inspection. Seller expressly reserves the right to have such a representative present. Entry and actions on the Property by the Buyer and its agents, contractors and consultants are subject to consent from the Seller. Notwithstanding anything contained herein to the contrary, Seller hereby represents and warrants to Buyer that once the Seller owns the Property, the Seller shall have the authority to grant Buyer access rights to perform due diligence investigations at the Property as permitted

hereunder.

(c) Insurance: Before entering the Property, the Buyer and each Consultant and other contractor entering the Property shall provide the Seller with certificates of insurance evidencing insurance policies issued by companies licensed to do business in Massachusetts which coverages shall be maintained by Buyer and each Consultant, with (i) commercial general liability insurance in an amount not less than $2,000,000 combined limits for any injuries, deaths or property damage sustained as a result of any one accident or occurrence, (ii) worker's compensation insurance at statutory limits, and (iii) employer's liability insurance in an amount not less than $2,000,000 for each accident, disease per employee and disease policy limit. The commercial general liability insurance shall name the Seller as an additional insured. Any Consultant which conducts environmental inspections or testing of the Property shall also provide evidence of environmental liability insurance of not less than $2,000,000.00 which names the Seller (and CB&TC if it holds title to the Property when the entry is made) as an additional insured. In addition, Buyer and Consultant's waive any claims against Seller and Seller's employees, representatives and agents for any injury to persons or damage to property arising out of any inspections or physical testing of the Property, including any damage to the tools and equipment of Buyer and Consultant, all of which shall be brought on the Property at the sole risk and responsibility of Buyer and Consultants.

Notwithstanding the foregoing or anything contained herein to the contrary, Seller hereby agrees and acknowledges that Buyer will use Crocker Design Group, LLC for its survey of the Property, and that Seller hereby accepts the insurance coverages of Crocker Design Group, LLC as set forth in the certificate of insurance attached hereto as **Exhibit H**.

5.2 Restoration. Buyer shall, at its sole cost and expense, promptly restore any damage or alteration of the physical condition of the Property which results from any inspections conducted pursuant to section 5.1 or by or on behalf of Buyer. All inspections shall be conducted at Buyer's sole cost and expense and in strict accordance with all requirements of applicable law. Buyer shall keep the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred pursuant to section 5.1 or by or on behalf of Buyer or Buyer's agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Buyer shall cause the same to be discharged of record (and in the interim, bonded over to the reasonable satisfaction of Seller) within ten (10) days of the filing of such lien, all at the Buyer's expense.

5.3 Confidentiality/Return of Materials. Unless Seller specifically and expressly otherwise agrees in writing and except as otherwise provided herein, Buyer agrees that other than proprietary studies related to Buyer's business (a) the results of all inspections, analyses, testing, studies and similar reports relating to the Property prepared by or for Buyer (b) all information regarding the Property of whatsoever nature made available to Buyer by Seller or Seller's agents or representatives not available to the public ((a) and (b) being defined collectively herein as the "**Proprietary Information**"), and (c) the terms of this Agreement are confidential and shall not be disclosed to any other person except (i) those assisting Buyer with this transaction or involved therewith (including without limitation Buyer's accountants, attorneys, financial advisers, lenders, potential investors, joint venturers and consultants), and municipal officials (for permitting purposes only), then only upon Buyer making such persons aware of this

confidentiality restriction, (ii) as required by law, and (iii) in connection with any litigation between Buyer and Seller. Buyer agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase and/or in connection with the enforcement of this Agreement, or if same is consummated, in connection with the use, operation, maintenance, leasing and/or sale of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Buyer agrees promptly to return to Seller the Proprietary Information provided to Buyer by Seller and, if requested by the Seller, complete copies of any third-party reports obtained by Buyer.

5.4 Property Information. Except as otherwise set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any reports or any other materials, data or other information supplied to Buyer in connection with the Property, including, without limitation, all Proprietary Information (e.g., that such materials are complete, accurate or the final version thereof), however Seller is not aware that any of such information is materially false. It is the parties' express understanding and agreement that any materials prepared by a third party which Buyer is allowed to review are provided only for Buyer's convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Property, and, in doing so, except as otherwise specifically represented in this Agreement, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

5.5 Indemnification. Buyer agrees to indemnify, defend, and hold Seller and CB&TC free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys' fees and costs, but excluding losses resulting from the negligence or willful misconduct of Seller, which Seller and/or CB&TC incurs as a result of a breach of the agreements set forth in this section 5 by Buyer in connection with the Buyer's inspection of the Property, or otherwise from the exercise by Buyer or Buyer's agents of the right of access under this section 5, provided however Buyer receives prompt notice and an opportunity to cure and defend any such claim. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to indemnify nor hold Seller or CB&TC harmless for the discovery of any pre-existing conditions on the Property unless actions or omissions by the Buyer or its consultants results in a new release or discharge of hazardous or toxic substances or physical damage to persons or property.

5.6 Survival of Terms. The provisions of Sections 5, 5.1, 5.2, 5.3, 5.4 and 5.5 shall survive any termination of this Agreement for one (1) year.

5.7 Termination. Buyer may, at its sole option, and in its sole discretion, terminate this Agreement for any reason or no reason, by giving written notice to Seller before the expiration of the Due Diligence Period (the "**Due Diligence Termination Notice**"). In the event that Buyer delivers the Due Diligence Termination Notice in accordance with the foregoing, the Initial Deposit shall be immediately refunded to Buyer by the Escrow Agent, this Agreement shall thereafter be void, and Buyer and Seller shall be relieved of all obligations hereunder other than those provisions herein that by their terms survive. If Buyer fails to give Seller notice of termination prior to the expiration of the Due Diligence Period, Buyer shall no longer have any right to terminate this Agreement under this Section 5.7 and shall be bound to deliver the

Additional Deposit to Escrow Agent and proceed to Closing, subject to the provisions of this Agreement and Seller's performance of its obligations hereunder, and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

6 Condition of Title and Property.

Title. The Seller shall convey good and clear record and marketable fee simple title, free from encumbrances, except the following, which shall collectively be referred to as the "**Permitted Encumbrances**":

(a) Provisions of existing building, health, environmental and zoning laws, regulations, restrictions, requirements, ordinances, permits, variances, resolutions and orders (including, without limitation, any of the foregoing relating to zoning and/or building) (collectively, the "**Laws**") as to the use, occupancy, subdivision, or improvement on the Property adopted or imposed by any board, commission, legislature, department or other governmental body having jurisdiction over or affecting the Property;

(b) Such real estate taxes for the then current year water, sewer and drainage taxes, rents, fees and charges, and other governmental charges and impositions not due yet and payable as are not due and payable on the date of the delivery of the Deed;

(c) Any liens for municipal betterments assessed after the date of this Agreement;

(d) Easements, restrictions, covenants, agreements and reservations of record, as of the Effective Date, if any, so long as the same do not prohibit or materially interfere with the current use of said premises;

(e) The conditions stated in the deed from the Commonwealth of Massachusetts to CB&TC recorded at Book 33556, Page 91;

(f) All grants, licenses or other rights (if any) existing on the Effective Date in favor or any public or private utility company or governmental entity for, or pertaining to, utilities, sewers, water mains or drainage, which are of record or, if not of record, that have been disclosed in writing to the Buyer prior to the expiration of the Due Diligence Period;

(f) Those existing Leases and the License (as such terms are hereinafter defined);

(g) Any other matter that is of record as of the Effective Date and either (i) expressly waived by Buyer in writing or (ii) deemed waived by Buyer pursuant to the terms of Section 6.2 hereof.

Notwithstanding anything contained herein to the contrary, on the Closing Date, title to the Property shall be conveyed to Buyer subject only to the Permitted Encumbrances, and the Permitted Encumbrances shall not include any matters as to which, in accordance with Section 6.1 below, to which the Buyer has given a written Objection Notice on or before the expiration of the Due Diligence Period unless the Buyer has elected to Close subject to such matters.

6.1 Title Evidence. Buyer will order a firm title insurance commitment (the "**Title Report**") from Commonwealth Land Title Insurance Company (the "**Title Company**") at the Buyer's expense. The Buyer shall pay for any title insurance. At Buyer's option and expense, Buyer may order an ALTA/ACSM survey of the Property (the "**Survey**" and together with the Title Report, the "**Title Evidence**"). During the Due Diligence Period, Buyer shall review the Title Evidence and shall provide Seller with a copy of the Title Evidence. Prior to the expiration of the Due Diligence Period, Buyer shall give Seller notice (the "**Objection Notice**"), of all (a) title defects which cause the title not to be a good and clear record and marketable title meeting the title standards in this Agreement and not meeting the applicable title standards of the Massachusetts Real Estate Bar Association, (b) material survey discrepancies, and (c) zoning violations to which the Buyer objects (any such specified item being herein called an "**Objection**"). All documentation illustrating and explaining the Objection shall be provided with the Objection Notice.

6.2 Seller shall have the following rights and obligations with respect to discharging or attempting to discharge any Objections:

(a) Seller shall discharge the following title exceptions (each of which shall automatically be deemed an Objection): any mortgages granted or assumed by the Seller, unpaid real estate taxes, assessments, utility, water, sewer or other governmental charges or governmental monetary liens (meaning a lien of record at the Registry of Deeds for a defined monetary amount) of record encumbering the Property (collectively, "**Non-Permitted Encumbrances**"). Seller shall have the right to adjourn the Closing Date, for up to sixty (60) days in the aggregate for the purpose of removing/eliminating any such Non-Permitted Encumbrance.

(b) Except as provided in 6.2(c) below, Seller shall use good faith and reasonable efforts to cure any Objection raised by Buyer that is not otherwise covered in Section 6.2(a) by the Closing Date. Seller, by written notice to Buyer, or Buyer, by written notice to Seller, shall have the unilateral right (but not the obligation), from time to time and at any time (including on any date theretofore set as the Closing Date), to postpone the Closing Date for a number of days, up to an aggregate maximum of sixty (60) days, for the purposes of giving Seller additional time to discharge and/or cure any such Objections. As used herein, "reasonable efforts" shall not require the Seller to expend in excess of $50,000.00 ("**Monetary Cap**") in the aggregate in attempting to cure all the Objections raised by Buyer that are not otherwise covered in Section 6.2(a) (which items shall not be subject to the Monetary Cap).

(c) Except for Objections set forth in 6.2(a) above, if after using good faith and reasonable efforts (subject to the Monetary Cap) in an attempt to discharge and/or cure any Objections the Seller is unable to do so by the Closing Date, then (i) Seller shall so promptly notify Buyer, (ii) provided Seller has acted in good faith and expended reasonable efforts, Seller shall have no liability to Buyer on account thereof, and (iii) Buyer shall have the right to elect either (x) to accept such title and the current condition of the Property as Seller is able to convey, without any reduction of the Purchase Price (but with a closing adjustment to pay Non-Permitted Encumbrances) and without any credit or allowance on account thereof and without any other claim against Seller, or (y) to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to the preceding clause (y), then this Agreement shall terminate, whereupon

the Deposit shall be returned to Buyer and thereafter, Buyer and Seller shall have no further liability or obligations under this Agreement, except with respect to the provisions hereof which by their terms expressly survive the termination hereof. Buyer shall make its election between clauses (x) and (y) of this Section 6.2(c) hereof by written notice to Seller given no later than the fifth (5th) business day after the receipt by Buyer of notice from Seller of Seller's inability or unwillingness to discharge and/or cure any Objection, which notice from Seller shall specifically refer to this Section 6.2 and the five business days election period referred to herein. If Buyer shall fail to give such notice as aforesaid, Buyer shall be deemed to have elected clause (x) above. Notwithstanding anything contained herein to the contrary, if the Buyer proceeds with the Closing all Non-Permitted Encumbrances will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller, and while the Buyer shall have no obligation to give Seller any notice of objection with respect to any Non-Permitted Encumbrance, as a matter of good faith, the Buyer shall give the Seller notice of Non-Permitted Encumbrances in advance of the Closing, so the Seller can take steps to address them at or prior to the Closing.

6.3 Later Title Objections. Not later than the Closing Date, Buyer shall have the right to notify Seller in writing of its objection to title exceptions which: (x) arise of record after the effective date of the Title Report but prior to the Closing Date (unless consented to or caused by Buyer); and (y) constitute conditions of title varying from the state of title or survey disclosed on the Title Report and Survey; and (z) result in a material and adverse effect on Buyer's proposed use and operation of the Property or is a lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller (collectively, "**Later Title Objections**"). All of the conditions in (x), (y) and (z) must be present for a matter to be a **Later Title Objection**. Upon receipt of any such timely written notice of Later Title Objections from the Buyer, Seller shall use good faith and reasonable efforts to discharge and/or cure the Later Title Objections by the Closing Date subject to the Monetary Cap (unless caused or permitted by Seller) and Seller or Buyer shall have the right to adjourn the Closing Date up to thirty (30) days by written notice to the other for the purpose of discharging and/or curing any Later Title Objections. If any Later Title Objection is not so discharged and/or cured by the Closing Date, as may be extended pursuant to this Section 6.3, Buyer shall have the right to elect either (x) to accept such title and the current condition of the Property as Seller is able to convey, without any reduction of the Purchase Price except adjustments for payment of Non-Permitted Encumbrances and without any credit or allowance on account thereof and without any other claim against Seller, or (y) to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to the preceding clause (y), then this Agreement shall terminate, whereupon the Deposit shall be returned to Buyer and thereafter, Buyer and Seller shall have no further liability or obligations under this Agreement, except with respect to the provisions hereof which by their terms expressly survive the termination hereof. Buyer shall make its election between clauses (x) and (y) of this Section 6.3 hereof by written notice to Seller given no later than the fifth (5th) business day before the Closing Date (as may be extended pursuant to this Section 6.3) (the "**Later Title Objection Election Deadline**"). If Buyer shall fail to give such notice as aforesaid, Buyer shall be deemed to have elected clause (x) above. It is acknowledged and agreed that Seller shall be deemed to have cured a Later Title Objection if Seller obtains the commitment of the Title Company to insure or endorse over such Later Title Objection, with conditions reasonably acceptable to Buyer (and its lender, if applicable).

Notwithstanding the foregoing, in the event any title exceptions (i) first arise of record at the Registry of Deeds after the Later Title Objection Election Deadline, and (ii) constitute conditions of title varying from the state of title or survey disclosed on the Title Report and Survey, and (iii) result in a material and adverse effect on Buyer's proposed use and operation of the Property or is a lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller, then Buyer shall have the right to notify Seller in writing of its objection to the same no later than the Closing Date (collectively, the "**Intervening Title Objections**"). All of the conditions in (i), (ii) and (iii) must be present for a matter to be an **Intervening Title Objection**. Upon receipt of any such timely written notice of Intervening Title Objections from the Buyer, Seller shall use good faith and reasonable efforts to discharge and/or cure the Intervening Title Objections by the Closing Date subject to the Monetary Cap (unless caused or permitted by Seller) and Seller or Buyer shall have the right to adjourn the Closing Date up to thirty (30) days by written notice to the other for the purpose of discharging and/or curing any Intervening Title Objections. If any Intervening Title Objection is not so discharged and/or cured by the Closing Date, as may be extended pursuant to this Section 6.3, Buyer shall have the right to elect either (a) to accept such title and the current condition of the Property as Seller is able to convey, without any reduction of the Purchase Price except adjustments for payment of Non-Permitted Encumbrances and without any credit or allowance on account thereof and without any other claim against Seller, or (b) to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to the preceding clause (b), then this Agreement shall terminate, whereupon the Deposit shall be returned to Buyer and thereafter, Buyer and Seller shall have no further liability or obligations under this Agreement, except with respect to the provisions hereof which by their terms expressly survive the termination hereof. Buyer shall make its election between clauses (a) and (b) of this Section 6.3 hereof by written notice to Seller given no later than the Closing Date (as may be extended pursuant to this Section 6.3).

6.4 Purchase Proceeds. Seller may, at Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances, provided that all instruments releasing such encumbrances are recorded simultaneously with the Closing or arrangements are made for the recording of such releasing instruments within a reasonable period of time following the Closing in accordance with standard conveyancing practice, provided such arrangements are acceptable to the Title Company and the Title Policy does not reflect the existence of any such encumbrances.

6.5 Conveyancing Standards. Any title matter which is the subject of a title, conveyancing or practice standard of the Real Estate Bar Association of Massachusetts shall be governed by such standard to the extent applicable and subject to the provisions of this Agreement.

6.6 Title at Closing. If on the Closing Date (as the same may be extended by Seller pursuant to Sections 6.2(a) and 6.3), the Seller shall be unable to cure a Non-Permitted Encumbrance or Later Title Objection, Buyer may terminate this Agreement, in which event the Deposit shall be returned to the Buyer and all other obligations of the parties hereto shall cease without recourse to the parties hereto, except for those provisions that expressly survive the termination of this Agreement. Buyer shall have the election, at either the original or any

extended time for performance, to take title and possession of the Property in such condition as Seller is able to deliver, without deduction in the Purchase Price.

6.7 Condition of Property. Except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, express or implied, with respect to the property or the interests, including, but not limited to, any warranties or representations as to habitability, merchantability or fitness for a particular purpose.

Buyer acknowledges and agrees that upon Closing Seller shall sell and convey to Buyer and Buyer shall accept the property "as is, where is, with all faults" except as otherwise set forth herein. Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the interests or the property or relating thereto (including specifically, without limitation, any prospectus distributed with respect to the property) made or furnished by Seller or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement.

Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical conditions thereof, as Buyer deems necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may have not been revealed by Buyer's investigations. Environmental investigation shall not include phase 2 studies under M. G. Laws Chapter 21E and the Massachusetts Contingency Plan or invasive testing (soil and water testing) without the expressed written consent of the Seller.

Buyer hereby releases Seller, its directors, shareholders, officers, members, employees, affiliates and affiliated representatives from and against any and all claims, demands and causes of action of any kind or character that Buyer may have relating to or arising out of (i) the condition of the Property, or (ii) any other matter pertaining to the Property as of the Closing hereunder, except for any representations or warranties set forth herein. Without limiting the foregoing, Buyer agrees that should any cleanup, remediation or removal of hazardous substances or other conditions on the Property be required after the Closing, Seller shall have no obligation to Buyer or anyone claiming under Buyer, and Buyer hereby releases Seller from any liability for or obligation relating to, such clean-up, removal or remediation except for any warranty or representation set forth herein.

The provisions of this section 6.7 shall survive Closing or other expiration or termination of this Agreement.

6.8 Delivery of Possession. At Closing, Seller shall deliver full possession of the Property to Buyer, subject to the rights of the following described "**Leases**" and "**License**" as to the following "**Tenants**" and "**Licensee**", insofar as in force and effect:

a. September 12, 2019, Lease between CB&TC, as landlord, and the Commonwealth of Massachusetts, as tenant, of 4,500 square feet of the 3rd floor of the five-story building on the Property (**Exhibit B.1**).

b. September 26, 2006, Lease between CB&TC, as landlord, and the Commonwealth of Massachusetts, as tenant, the 4th floor of the five-story building on the Property (**Exhibit B.2**).

c. April 7, 2021, License Agreement between Eastern Bankshares, Inc and as Licensor and Barry R. Sloane and Linda Kay Sloane (collectively, "**Licensee**") a copy of which is attached as Exhibit B.3.

d. Lease between the entity taking title to the Property, as landlord, and Eastern Bank, as tenant, to be executed at the Closing (**Exhibit C**).

7 Documents of Transfer. Title to the Property shall be conveyed and transferred on the Closing Date to Buyer. Prior to the Closing, Buyer and Seller shall deliver executed (and, as applicable, notarized) counterparts of the applicable documents contemplated in this Section 7.

7.1 Property. Seller shall convey title to the Property by a Massachusetts quitclaim deed (the "**Deed**"). The grantor in the Deed shall be either the Seller or another entity controlled by Seller, if that other entity holds title to the Property, in which event such title holder shall be deemed bound by this Agreement.

7.2 Leases; License. Seller shall assign to Buyer all of Seller's right, title and interest in and to the Leases referenced in Sections 6.8(a) and (b) and the License referenced in Section 6.8(c) by an Assignment and Assumption Agreement in the form of **Exhibit D** attached hereto to be executed by Seller and the entity taking title from the Seller, and the Seller and entity taking title to the Property shall execute the lease between them (**Exhibit C**). The Seller and Buyer shall comply with applicable Commonwealth of Massachusetts change of ownership requirements as to a transfer of real estate during the term of a lease with the Commonwealth of Massachusetts. The party taking title to the Property shall sign properly completed documentation, including but not limited to Certificate of Compliance with Executive Order No. 481, Certificate of Tax-and-Employment Compliance, Landlord Beneficial-Interest-Disclosure Statement and Form W-9 and shall provide a certificate of insurance in accordance with the Leases.

7.3 Authority. Seller shall deliver a certificate of legal existence of Seller issued by the office of the Massachusetts Commissioner of Banks, together with such additional evidence of Seller's power and authority as the Title Company may reasonably require. If Buyer is not a natural person, the Buyer shall deliver a legal existence certificate and good standing certificate from the Massachusetts Secretary of State's Office and evidence in recordable form for the person acting for the Buyer to do so.

7.4 Non-Foreign Affidavit. Seller shall execute, acknowledge and deliver to Buyer an affidavit sworn to by an officer of Seller to the effect that Seller is not a foreign person as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1984, as amended, which affidavit shall be in the form prescribed by the federal regulations.

7.5 Settlement Statement. Seller and Buyer shall execute the Settlement Statement (as hereinafter defined).

7.6 Title Affidavit. Seller shall execute and deliver a title affidavit in form customarily required by the Title Company and otherwise in form sufficient to delete the so-called "standard title exceptions" for parties in possession and mechanics liens from the Title Policy. Seller shall not be required to sign a so-called survey affidavit or any document that makes representation as to boundaries, encroachments, title matters, or compliance with zoning, building or other laws. Seller's representation in such affidavit or document shall be to be best of Seller's knowledge. Seller shall deliver such other documents and resolutions reasonably required by the Title Company.

7.7 Tax Information. Tax identification number and tax reporting forms required by law.

7.8 Representation Update Certificate. Seller shall execute and deliver the Representation Update Certificate in the form attached hereto as **Exhibit E**.

7.9 Tenant Notice Letters. A notice letter to each of the Tenants. Such notices shall be prepared by Buyer and reasonably approved by Seller, shall notify each of the Tenants of the sale and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, the naming of Buyer (or its nominee) on insurance policies carried by Tenants, and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such law shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.

7.10 Buyer shall have received an estoppel certificate from each of the Tenants, which is the Commonwealth of Massachusetts, dated no more than sixty (60) days prior to the Closing Date reflecting the terms of the applicable Lease and otherwise substantially in the form of the then-current *Commonwealth of Massachusetts Estoppel Certificate*, which is believed to be the form attached hereto as **Exhibit F**. This requirement shall not be satisfied if any Tenant estoppel certificate discloses: (i) any default by landlord or Tenant; (ii) any amendment, modification or supplement to the applicable Lease that was not provided to Buyer; or (iii) any other information that is inconsistent in any material respect with the applicable Lease or related information as provided to Buyer. Seller shall use good faith, commercially reasonable efforts to obtain such estoppel certificate from each of the Tenants, and shall deliver a copy of such estoppel to Buyer promptly upon receipt thereof by Seller. Seller shall have no obligation to make payments or to alter the Property in its efforts to obtain tenant estoppel certificates unless otherwise obligated under any of the Leases, but subject to the aggregate Monetary Cap. Buyer shall prepare the estoppel certificate based upon the form attached hereto as **Exhibit F** and shall coordinate with Seller/Seller's counsel for execution by the Tenants. If the Seller fails to provide an estoppel certificate from a Tenant, the Buyer may either (x) proceed with the Closing without any claim

against Seller, or (y) to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to the preceding clause (y), then this Agreement shall terminate, whereupon the Deposit shall be returned to Buyer and thereafter, Buyer and Seller shall have no further liability or obligations under this Agreement. Notwithstanding the foregoing, if Buyer does not receive an estoppel certificate from a Tenant and does not elect to terminate this Agreement pursuant to the foregoing, then Buyer may require the Seller to provide the Buyer with an affidavit and indemnification agreement as to the facts that would have been included in the Tenant's estoppel certificate, which shall survive for one year, and which affidavit and indemnification shall be limited to Seller's knowledge.

7.11 Evidence of release and discharge of all mortgages, materialmen's and mechanics' liens and attachments, and those other encumbrances on the Property to the extent the Seller is obligated to provide them and provided they not being addressed as a Closing adjustment with discharges to be provided post-closing in the customary manner.

7.12 Seller shall assign all warranties and guaranties it holds as to the Property, if any, relating to the Property.

7.13 Seller shall execute a bill of sale to Buyer including any personal property or equipment conveyed in connection with the Property.

7.14 Other Documents. Each party shall deliver to the other at the Closing any other documents as shall be reasonably requested by the other party (provided same do not increase the obligations or decrease the rights of the party from whom any such documents are requested) and are customary in the Greater Boston metropolitan area for a seller or purchaser of commercial property to execute and deliver at Closing, but subject to limitations set forth elsewhere in this Agreement.

7.14 Seller and Buyer shall execute and deliver to each other at the Closing the Post-Closing Occupancy Agreement (as hereinafter defined).

8 Apportionments and Adjustments.

8.1 Water and sewer use charges and real estate taxes for the then current year and municipal fees shall be apportioned and fuel value shall be adjusted, as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by the BUYER at the time of the delivery of the Deed. Collected rent shall be adjusted on a monthly, per diem basis. Uncollected rents and additional tenant payments shall be adjusted when collected, which may be post-closing. Any other items pertaining to the Property which are customarily prorated between a buyer and a seller in the area in which the Property is located shall be prorated at Closing. If the actual real estate taxes for the current fiscal year are not known at the time of the Closing, the taxes shall be adjusted based on the last year's tax and adjusted between the Seller and Buyer post-closing when the actual real estate tax has been assessed.

8.2 Settlement Statement. A statement of prorations and other adjustments shall be prepared jointly by the Seller and Buyer, signed and shared with the Escrow Agent in conformity with the provisions of this Agreement prior to the Closing (the "**Settlement Statement**").

8.3 Closing Expenses. Seller shall be responsible for (i) all transfer taxes related to the conveyance of the Property, (ii) all costs and expenses relating to the removal of any Non-Permitted Encumbrances, and (iii) one-half of any escrow fees charged by Escrow Agent in connection with the Closing. Buyer shall be responsible for (i) all title insurance charges in connection with obtaining title insurance, (ii) all of Buyer's due diligence costs; (iii) all recording or filing fees in connection with the recording of the Deed; and (iv) one-half of any escrow fees charged by Escrow Agent in connection with the Closing. Seller and Buyer shall each be responsible for the fees of their respective attorneys. Any other fees shall be paid by such party in accordance with normal conveyancing practices in the Commonwealth of Massachusetts.

8.4 Survival. The provisions of this Section 8 shall survive the Closing.

9 Damage, Destruction or Eminent Domain. (a) Seller agrees to provide Buyer notice within five (5) days after Seller receives (i) knowledge of any substantial damage or destruction to the Property after the Effective Date of this Agreement, or (ii) notice of any proposed condemnation or eminent domain proceeding with respect to all or any portion of the Property. If the Property shall suffer a Material Loss (as defined below) before the Closing, then Buyer shall have the right to terminate this Agreement by delivery of notice to the Seller within ten (10) business days of Buyer's receipt of written notice of such Material Loss, in which event the Deposit plus all accrued interest, if any, shall be immediately returned to Buyer, and all further rights and obligations of the parties under this Agreement shall terminate other than those provisions that by their terms survive.

(b) If Buyer does not elect to terminate this Agreement by reason of such Material Loss, or if such casualty or condemnation does not constitute a Material Loss, then in either case conveyance of the Property shall be made, and Seller will assign to Buyer (without recourse against the Seller) at Closing the insurance claim rights for the physical damage proceeds of any insurance policy(ies) for damage to the Property as are payable to Seller (less the portions of any recovery related to assets not being sold by Seller to Buyer pursuant to this Agreement), or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price (plus the amount of any deductible Buyer is required to pay in connection with such casualty), and, if an insured casualty for which the Bank has actually received an insurance recovery for the damage to the Property (but not for personal property), pay to Buyer at Closing the amount of the recovery actually paid in connection with such casualty but not to exceed the amount of the loss less any costs of collection and any sums expended in restoration. In addition, if there is damage to the Property as a result of a fire or other casualty that is not covered by insurance (whether a Material Loss or not), Buyer shall have the right to terminate this Agreement and received a full refund of the Deposit.

(c) As used herein, the term "Material Loss" means any loss or damage to any portion of the Property by fire or other casualty, or any taking of all or any portion of the Property (or means of access thereto) by condemnation or eminent domain, which in either case

would, in the reasonable judgement of Buyer's contractor or the Seller's contractor, cost more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate to repair or restore.

10 Fees and Commissions. Jones Lang LaSalle (JLL) represents the Seller as the Seller's real estate broker. Atlantic Retail ("**Buyer's Broker**") represents the Buyer as the Buyer's real estate broker. The Seller shall be responsible for any fee or other amount that may be owned by the Seller to JLL based on the agreement between the Seller and JLL. The Seller shall pay a fee of one percent of the Purchase Price to the Buyer's Broker at the Closing, but no fee is due if there is no Closing. The Buyer shall be responsible for any other fee or other amount that may be owned to the Buyer's Broker. The Seller and Seller's broker have no obligation to pay any other fee or amount to the Buyer's Broker. Seller and Buyer each represent to the other that they have dealt with no other broker, agent or representative in connection with this transaction, other than those named in this Agreement. Buyer and Seller each agree to indemnify, defend and hold the other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which the other may sustain, incur or be exposed to by reason of the indemnifying party's breach of any representations or agreements made in this Section and any resulting claims for a fee or commission by any broker. The provisions of this Section 10 shall survive the Closing or the earlier termination of this Agreement.

11 Representations and Warranties.

11.1 Seller's Representations. Seller represents and warrants the following are true and correct as of the Effective Date of this Agreement and as of the Closing Date pursuant to the Representation Update Certificate in the form attached hereto as **Exhibit E** (the "**Seller's Representations**") .

11.1.1 Seller is organized under the laws of the Commonwealth of Massachusetts and has all necessary power to execute and deliver this Agreement, to perform all obligations hereunder, and that the person executing this Agreement on behalf of the Seller is a duly authorized officer, fully authorized and specifically directed to enter into this Agreement.

11.1.2 Seller has not (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (iv) become generally unable to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking liquidation or dissolution of Seller or of Seller's debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for Seller or for all or any substantial part of its property.

11.1.3 Seller is not a party to any lease, occupancy agreement, license, letter of intent, maintenance, service, advertising or other contract or agreement affecting the Property that will survive the Closing, other than those referenced in this Agreement.

11.1.4 Seller is "United States Persons," as defined in Section 1445(f)(3) and Section 7701(g) of the Internal Revenue Code of 1986, as amended, and the purchase of the

Property by Buyer as contemplated herein will not be subject to the withholding requirements of Section 1445(a) of the Code;

11.1.5 Neither Seller nor the Property (or any portion thereof) is subject to any right of first refusal, right of first offer, redemption right or option to purchase or lease in favor of a third party or any other agreement or obligation which would or could prevent Seller from completing the transfer of the Property under this Agreement or that may bind Buyer or the Property subsequent to the Closing.

11.1.6 Neither Seller nor any Person (as that term is hereinafter defined) who owns a direct interest in Seller is now or shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a "**Person**") with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a "**U.S. Person**"), is prohibited from transacting business of the type contemplated by Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury ("**OFAC**") (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [Specially Designated Nationals and Blocked Persons]) or otherwise. Neither Seller nor any Person who owns a direct interest in Seller (other than owners of publicly-traded interests in companies whose securities are listed on a national securities exchange in the United States of America) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended, is prohibited from transacting business of the type contemplated by Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

11.1.7 Leases. (i) Seller has delivered to Buyer true, correct and complete copies of each of the Leases and the License as have been provided to it by CP&TC; (ii) each of the Leases and License is in full force and effect, has not been amended, modified or supplemented, and constitutes the entire agreement between the landlord (with the Seller to be the successor to the landlord named in the Leases when the Seller acquires title to the Property) and each of the Tenants, as applicable, concerning the Property, which facts shall be verified by the tenant's estoppel certificate; (iii) the Seller knowns of no default by the landlord or the Tenants under any of the Leases or License, as applicable, or, to the best of Seller's knowledge, any condition or event that, with the passage of time or giving of notice, or both, would constitute such a default; (iv) each of the Tenants are not entitled to any reduction in or refund of, and has no counterclaim or offset against, and is not otherwise disputing, any rents or other charges paid, payable or to become payable by the Tenants under the applicable Leases or any of the Tenant's other obligations under the applicable Leases; (v) other than the Leases and License, the Seller has not entered into any leases or other occupancy agreements affecting all or any portion of the

Property, and there are no tenants or other occupants of all or any part of the Property other than the Tenants under the Leases and License.

11.1.8 Environmental. Except as disclosed in writing to Buyer before the date hereof: (a) the Seller has not received any written notice that Hazardous Materials are present at the Property, (b) the Seller is not aware of any release of Hazardous Materials on, in, beneath the surface of or about the Property in violation of any Environmental Law, (c) the Seller has not been required by any governmental agency to undertake any remediation activity with respect to Hazardous Materials on, in, beneath the surface of or about the Property, or (d) the Seller has no knowledge of the Property being in violation of any Environmental Law. The Seller has not used, manufactured, generated, treated, stored, disposed of, or released any material amounts of Hazardous Materials on, under or about the Property or transported any material amounts of Hazardous Materials over the Property or installed, used or removed any storage tank on, from or in connection with the Property. Except as disclosed in writing to Buyer before the date hereof, the Seller does not know of any storage tanks or wells (whether existing or abandoned) being located on, under or about the Property. For purposes of this Agreement, (a) the term "**Hazardous Materials**" shall mean any substance or material which is or contains: (i) any substance, waste or material now or hereafter defined in and/or regulated under any Environmental Law; (ii) gasoline, diesel fuel or other petroleum hydrocarbons; (iii) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (iv) polychlorinated biphenyls; (v) radon gas; or (vi) mold, mildew or other biological agents; and (b) the term "**Environmental Law**" shall mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, human health or Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. §1101 et seq.), The Endangered Species Act (16 U.S.C. §1531 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), and the regulations promulgated pursuant to such laws, all as amended from time to time.

11.1.9 Litigation and Other Proceedings. To Seller's knowledge, no condemnation or eminent domain proceedings are pending or, to Seller's knowledge, threatened against the Property or any part thereof, and the Seller has not made any commitments to or received any written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes; and to Seller's knowledge, there are no pending, or to Seller's knowledge, threatened, judicial or administrative proceedings or investigations affecting or relating to the development, construction, use, operation or ownership of the Property.

11.1.10 When used in this Agreement, the term "to Seller's knowledge" or "aware" or words of similar import shall mean and be limited to the actual knowledge, of the signatory for the Seller (and not the implied or constructive knowledge) without any duty of investigation or inquiry, and the foregoing individual shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement. For the purpose of

this Agreement, the knowledge of CB&TC and its parent, siblings, subsidiaries and affiliates, officers and directors shall not be considered to be known to the Seller and shall not be imputed to be the knowledge of the Seller now or in the future, even after the merger, unless the signatory for the Seller is aware of such information.

Each of the foregoing warranties, covenants and representations shall still be true and correct at the Closing. All representations, warranties and covenants of the Seller set forth in this Agreement or in any document or certificate delivered by the Seller in connection herewith shall survive the Closing for a period of twelve (12) months.

Notwithstanding anything contained herein to the contrary, in the event the signatory for the Seller, before the Closing, discovers that any warranty, covenant or representation contained above in section 11.1 of this Agreement is no longer true and correct (a "**Representation Modification**"), Seller shall immediately notify Buyer before the Closing of such Representation Modification in writing, which notice shall detail the specific nature of the Representation Modification (a "**Representation Modification Notice**"). In the event Buyer receives a Representation Modification Notice, Buyer shall have until the later of (i) the Closing Date, and (ii) the date that is five (5) business days from receipt of such Representation Modification Notice, to provide Seller with a notice of objection to the Representation Modification set forth in the Representation Modification Notice (a "**Representation Modification Response Notice**"). The Closing Date shall be automatically adjourned in accordance with the terms of this paragraph. In the event Buyer does not timely provide a Representation Modification Response Notice, then Buyer shall be deemed to have elected to accept the Representation Modification and proceed with the transaction contemplated hereunder pursuant to the terms and conditions of this Agreement, in which case the Closing Date shall be the date that is five (5) business days after Buyer is deemed to have elected to accept the Representation Modification pursuant to the foregoing. In the event Buyer timely provides a Representation Modification Response Notice, then Seller shall use good faith and commercially reasonable efforts (subject to the Monetary Cap) to cure the Representation Modification within thirty (30) days from receipt of the Representation Modification Response Notice (the "**Representation Modification Cure Period**"); and, if Seller fails to so timely cure the Representation Modification, then the Buyer shall be entitled to (i) accept such facts and proceed with the closing with no adjustment in the purchase price and no recourse against the Seller, or (ii) elect to terminate this Agreement and receive a full refund of the Deposit without further recourse between the parties. The Buyer shall provide the Seller with notice of its election of either option (i) or (ii) above within five (5) business days after the expiration of the Representation Modification Cure Period (the "**Representation Modification Determination Period**"). In the event this Agreement is not terminated pursuant to the foregoing, the Closing Date shall be automatically extended to the date that is five (5) business days after the end of the Representation Modification Determination Period in the event that such period extends beyond the originally scheduled Closing Date.

It is understood that the Seller does not currently own and has never occupied the Property and the Seller has not conducted any environmental, structural or system investigation, examination or testing of the Property. Therefore, notwithstanding anything in this Agreement to the contrary, a statement made by the Seller now, at the time of the Closing, or at any time regarding the physical condition or history of the Property is to the best of the Seller's limited knowledge and belief at the time the statement is made and is not a representation or warranty of

the accuracy or completeness of the Seller's knowledge, and any statements made are so conditioned and do not suggest and do not warrant the Buyer's inferring that the Seller has a broad scope of knowledge about the physical condition or history of the Property. Statements made concerning the Property are based on the Seller's good faith belief and based upon information of which the signatory for the Seller is actually cognizant , and are not a guaranty or representation that the Seller's understanding and belief are accurate, only that the Seller does not know them to be inaccurate.

11.2 Buyer's Representations. Buyer represents and warrants the following are true and correct on the Effective Date of this Agreement and shall be true and correct at the Closing.

11.2.1 Buyer has all necessary power to execute and deliver this Agreement, to perform all obligations hereunder, and that this Agreement and any other documents delivered in connection herewith have been duly authorized by all requisite action on Buyer's part, and that this Agreement is valid and legally binding on Buyer, and to the best of Buyer's knowledge, will not conflict with or result in a breach of any of the terms, covenants and provisions of any contract or instrument or agreement as to which Buyer is currently bound or any law or regulation, order, judgment, writ, injunction or decree of any court or governmental authority affecting Buyer.

11.2.2 To the best of Buyer's knowledge there is no litigation or proceeding pending or, to Buyer's knowledge threatened, against Buyer which would prevent Buyer from complying with any of its obligations under this Agreement.

11.2.3 Buyer has not been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for the appointment of any receiver or trustee; nor has Buyer commenced any proceeding relative to the reorganization, dissolution or liquidation of Buyer.

11.2.4 Neither Buyer nor any Person (as that term is hereinafter defined) who owns a direct interest in Buyer is now or shall it be at any time until Closing a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [Specially Designated Nationals and Blocked Persons]) or otherwise. Neither Buyer nor any Person who owns a direct interest in Buyer (other than owners of publicly-traded interests in companies whose securities are listed on a national securities exchange in the United States of America) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended, is prohibited from transacting business of the type contemplated by Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

12 Remedies.

(a) In the event Seller fails or refuses to convey the Property on the Closing Date in breach of this Agreement, then Buyer may, at Buyer's option, and as Buyer's sole and exclusive remedies, either (i) terminate this Agreement whereupon the Deposit shall be returned to Buyer and be paid by Seller its out of pocket costs not to exceed $25,000 and this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement, or (ii) Buyer may enforce Seller's obligation to convey the Property by commencing suit against Seller for specific performance in accordance with this Agreement within thirty (30) days after the date scheduled for the Closing; provided that if Buyer fails to commence an action for specific performance within such time frame, Buyer's right to specific performance shall be deemed waived.

(b) In the event Buyer fails or refuses to acquire the Property on the Closing Date in accordance with the terms of this Agreement or is otherwise in default of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Buyer, then Seller shall, as its sole and exclusive remedy at law or in equity therefor be entitled to receive the Deposit as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Sellers against Buyer due to such default, and thereafter the obligations of the parties hereto that do not expressly survive termination of this Agreement shall cease, and this Agreement shall be void without any recourse to the parties hereto. Notwithstanding the foregoing, Buyer shall remain liable to Seller with respect to Buyer's restoration and indemnification obligations set forth in this Agreement. Buyer and Seller hereby further agree that (i) anticipated damages from a default by Buyer are uncertain, and difficult to prove; (ii) the parties hereto wish to agree to liquidated damages in advance as provided above; and (iii) the amount of the Deposit bears a reasonable relationship to the damages that Seller would suffer.

13 Notice. Unless and until changed by three (3) business days' prior written notice as provided herein, all notices, demands and requests which may or are required to be given by either party to the other shall be in writing, and shall be sent by (i) personal delivery, (ii) reputable overnight carrier, (iii) e-mail (with a confirmatory copy by overnight mail), or (iv) United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Seller:

Eastern Bank
195 Market Street
Lynn, MA 01901
Attn: Thomas E. Dunn, III
Director of General Services & Facilities
Email: t.dunn@easternbank.com

To Buyer:

c/o The Herb Chambers Companies
47 Eastern Boulevard
Glastonbury, CT 06033
Attn: James Duchesneau
Email: jduchesneau@herbchambers.com

With a copy to:

O. Bradley Latham, Esq.
Latham Law Offices LLC
643 Main Street
Reading, MA 01867
Email: bradlatham@lathamesq.com

With a copy to:

David J. Rubin, Esq.
Thomas W. Madonna, Jr., Esq.
Hinckley Allen
100 Westminster St
Suite 1500
Providence, RI 02903
DRubin@hinckleyallen.com
TMadonna@hinckleyallen.com

To Escrow Agent:

Commonwealth Land Title Insurance Company
265 Franklin Street Suite 810
Boston, MA 02110
Attention: John Gunasti
Email: john.gunasti@fnf.com

All notices, demands and requests which shall be served upon either party in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder upon delivery, if personally delivered or sent by email (with a confirmatory copy by overnight mail), or one (1) business day after being deposited with a nationally recognized overnight courier service, charges prepaid and properly addressed for next-day delivery. Notices given by counsel to Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller. The provisions of this Section 13 shall survive the Closing.

14. Miscellaneous.

14.1 This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in the writing and signed by or on behalf of the party to be charged therewith.

14.2 This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules. This Agreement has been freely negotiated by both of the parties hereto; and in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement, or any of its terms or conditions, there shall not be any inference, presumption or conclusion drawn whatsoever against any party by virtue of that party having drafted this Agreement, or any portion thereof. Each party has participated in the finalization of this Agreement and it shall not be construed against one or the other party based on whom prepared the document.

14.3 Buyer and Seller each do hereby knowingly, voluntarily and intentionally WAIVE THEIR RIGHT TO A TRIAL BY JURY in respect of any litigation based

hereon, or arising out of, or under or in connection with this Agreement, the documents delivered by Buyer at Closing or Seller at Closing, or any course of conduct, course of dealing, statements (whether oral or written) or any actions of either party arising out of or related in any manner with this Agreement or the Property.

14.4 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

14.5 All prior understandings and agreements between the parties are merged in this Agreement, fully and completely expresses the agreement between them, and which is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement, and without regard to or aid of canons requiring construction against the Buyer, Seller or party drawing this Agreement.

14.6 No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

14.7 Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.

14.8 No provision of this Agreement shall survive the Closing except as herein expressly provided.

14.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

14.10 If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

14.11 Buyer shall not assign this Agreement without first obtaining Seller's written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer herein named from any obligation or liability under this Agreement. Notwithstanding anything contained herein to the contrary, Buyer may designate a party to take title to the Property and may assign this Agreement to an entity owned and controlled by Herb Chambers, without Seller's consent being required, by written notice to the Seller prior to the Closing.

14.12 Neither the Buyer nor one on its behalf shall record this Agreement or notice of this Agreement in the Registry of Deeds unless accompanied by a *lis pendens* as part

of litigation. If the Buyer does so, the Buyer shall be deemed to be in breach of this Agreement, and, at the option of Seller, the Seller's obligations under this Agreement shall end.

14.13 In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party finally adjudicated to be the prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party.

The provisions of this Section 14 shall survive the Closing.

15. Performance. Time is of the essence in the performance of the obligations of Buyer under this Agreement. If any outside date for the performance of any obligation or giving of any notice under this Agreement shall occur on a weekend or legal holiday, then the date for such performance or notice shall be extended until the next succeeding business day. As used herein, the term "business day" means any day other than a Saturday, Sunday, or any day that is a holiday observed by national banks in the Commonwealth of Massachusetts.

16. Merger. Except as otherwise expressly provided in this Agreement to "survive" the Closing or by the terms hereof are to be performed after the Closing, the delivery of the Deed by Seller, and the acceptance and recording thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder (including all covenants, agreements, representations and warranties made by Seller in this Agreement) and shall be merged in the delivery and acceptance of the Deed and terminate at Closing. The Lease between the parties shall continue in force.

17. Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission).

18. Tax Deferred Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an "Exchange") pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, in compliance with all of the terms hereof, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any Property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an

Exchange (such payment obligation shall survive the Time of Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code or otherwise be released, relieved or absolved from its obligations to the other party under this Agreement. Subject to the provisions of this Section 18, each party shall cooperate with the other party in effecting an Exchange.

19. Pre-Conditions. Eastern Bankshares, Inc. Clarion Acquisitions Corp, Century Bancorp, Inc. and CB&TC entered into an Agreement and Plan of Merger (Merger Agreement) on April 7, 2021, pursuant to which, upon and subject to the terms and conditions set forth in the Merger Agreement, a series of mergers among the noted entities will result in CB&TC merging with and into Eastern Bank on the "effective date" or closing of the mergers. A key condition precedent to the closing is the completion of the merger after receipt of all required regulatory approvals of the merger.

This Agreement and the Seller's obligation to sell and convey the Property hereunder are conditional upon the successful completion of the mergers resulting in the Seller owning the Property. The Seller shall notify the Buyer in writing ("**Ownership Notice**") when this condition has been satisfied. If the merger is not successfully completed, the Seller shall so notify the Buyer in writing and all deposits, including, but not limited to, the Deposit, shall be refunded to the Buyer and this Agreement shall be null and void and there shall be no further liability between the parties. If the merger is not completed by February 1, 2022, either party may terminate this Agreement by written notice to the other party in which case all deposits, including, but not limited to, the Deposit, shall be refunded to the Buyer and this Agreement shall be null and void and there shall be no further liability between the parties.

20. Signage. The Seller will place a banner across the face of the existing sign that is near the top of the five-story building and that faces U.S. Route 93 once it owns the Property. The banner may be blank or bear the words "Eastern Bank". Once the Seller vacates the first floor areas of the building that it is leasing back from the Buyer [Exhibit C], the Buyer shall forthwith remove the banner and cover the wording currently existing on that sign, so that the names *Century Bank* and *Eastern Bank* will not be visible, such work to be done expediently, at the Buyer's expense with time being of the essence. This provision survives the Closing. Other post-closing signage rights of the Seller are contained in the Lease (**Exhibit C**).

21. Post-Closing Occupancy. Notwithstanding anything contained herein to the contrary, Seller shall have the right to remain in occupancy of the Property for a period of ninety (90) days following the Closing, subject to and in accordance with the terms of the Post-Closing Possession Agreement attached hereto as **Exhibit G** (the "**Post-Closing Occupancy Agreement**"), which Seller and Buyer shall execute at the time of Closing.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of September 30, 2021 ("Effective Date").

SELLER:

Eastern Bank

By: ______________________________

Name: James Fitzgerald

Title: Vice Chair CFO and CAO

~~By:~~ ______________________________

~~Name:~~ ______________________________

~~Title:~~ ______________________________

BUYER:

HERB CHAMBERS 273 TURNPIKE ROAD, LLC, a Massachusetts limited liability company

By: ______________________________

Name: ______________________________

Title: ______________________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of September 30, 2021 ("Effective Date").

SELLER:

Eastern Bank

By:__________________________
Name:________________________
Title:________________________

By:__________________________
Name:________________________
Title:________________________

BUYER:

HERB CHAMBERS 273 TURNPIKE ROAD, LLC, a Massachusetts limited liability company

By: James A. Duchesneau
Name: JAMES A. DUCHESNEAU
Title: MANAGER

61177540 v8

Schedule of Exhibits

EXHIBIT A: Legal Description of Property

EXHIBIT B.1: September 12, 2019, Lease between CB&TC, as landlord, and the Commonwealth of Massachusetts, as tenant.

EXHIBIT B.2: September 26, 2019, Lease between CB&TC, as landlord, and the Commonwealth of Massachusetts, as tenant.

EXHIBIT B.3: April 7, 2021, License Agreement between Eastern Bankshares, Inc, as licensor, and Sloan et al, as licensee.

EXHIBIT C: Lease with Eastern Bank

EXHIBIT D: Form of Lease Assignment

EXHIBIT E: Representation Update Certificate

EXHIBIT F: State Form Tenant Estoppel Certificate;

EXHIBIT G: Post-Closing Occupancy Agreement

EXHIBIT H: Crocker Design Group, LLC Certificate of Insurance